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                                                                     EXHIBIT 3.3

                            AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION
                                     OF
                      MELITA INTERNATIONAL CORPORATION

     Pursuant to Sections 14-2-1001 and 14-2-1003 of the Georgia Business Corporation Code, Melita International Corporation hereby amends and restates its Articles of Incorporation in their entirety and substitutes the following in lieu thereof:

                                 ARTICLE ONE
                                    NAME

     The name of the corporation is Melita International Corporation.

                                 ARTICLE TWO
                               CAPITALIZATION

     The corporation shall have authority, exercisable by its Board of Directors, to issue up to 100,000,000 shares of common stock, no par value per share ("Common Stock"), and 20,000,000 shares of preferred stock, no par value per share ("Preferred Stock"), any part or all of which shares of Preferred Stock may be established and designated from time to time by the Board of Directors, in such series and with such preferences, limitations, and relative rights as may be determined by the Board of Directors.




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                                 ARTICLE THREE
                        LIMITATION ON DIRECTOR LIABILITY

     No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for:

           (i) any appropriation, in violation of the director's duties, of any business opportunity of the corporation;

           (ii) acts or omissions that involve intentional misconduct or a knowing violation of law;

           (iii) liability under Section 14-2-832 (or any successor provision or redesignation thereof) of the Georgia Business Corporation Code; and

           (iv) any transaction from which the director received an improper personal benefit.

     If at any time the Georgia Business Corporation Code (the "Code") shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the corporation shall be eliminated or limited to the fullest extent permitted by the Code, as so amended, without further action by the shareholders, unless the provisions of the Code, as amended, require further action by the shareholders.

     Any repeal or modification of the foregoing provisions of this Article Three shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the corporation for or with respect to any alleged act or omission of the director occurring prior to such a repeal or modification.

                                  ARTICLE FOUR
                           SHAREHOLDER ACTION WITHOUT
                     MEETING BY LESS THAN UNANIMOUS CONSENT

     The shareholders, without a meeting, may take any action required or permitted to be taken at a meeting of the shareholders, if written consent setting forth the action to be taken is signed by those persons who would be entitled to vote at a meeting those shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by classes) of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted. An action by less than unanimous consent may not be taken with respect to any election of directors as to which shareholders would be entitled to cumulative voting.


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                               ARTICLE FIVE
                        CONSIDERATION OF INTERESTS OF
                       NON-SHAREHOLDER CONSTITUENCIES

     The Board of Directors, any committee of the Board of Directors and any individual Director, in discharging the duties of their respective positions and in determining what is believed to be in the best interest of the Corporation, may in their sole discretion consider the interests of the employees, customers, suppliers and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such Directors consider pertinent, in addition to considering the effects of any action on the Corporation and its shareholders. Notwithstanding the foregoing, this Article five shall not be deemed to provide any of the foregoing constituencies any right to be considered in any such discharging of duties or determination.

 WITNESS WHEREOF, the undersigned executes these Amended and Restated Articles of Incorporation on _______________, 1997.


                                         ____________________________
                                         Aleksander Szlam
                                         Chairman of the Board and Chief
                                         Executive Officer


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